Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form SB-2 of Cleveland BioLabs, Inc. of our report dated March 5, 2007 relating to the financial statements. We also consent to the reference to us as “Experts” under the heading “Experts” in such Registration Statement.

/s/ Meaden & Moore, Ltd.

MEADEN & MOORE, LTD.
Independent Registered Public Accounting Firm

June 13, 2007
Cleveland, Ohio